Exhibit 99.1

For more information, contact:

David Flanery
Senior Vice President of Finance
502-261-4753

PAPA JOHN’S REPORTS THIRD

QUARTER EARNINGS AND REVENUES

October Comparable Sales Results Announced;
Adoption of FIN 46 Delayed Until Q4

Highlights

•                       Third Quarter Earnings Per Share of $0.19, including a $0.02 cumulative effect adjustment charge related to the adoption of SFAS 150, vs. $0.53 in 2002

•                       Q3 2003 results include a $4.2 million pre-tax charge for restaurants to be closed or impaired ($0.15 per share), as previously announced

•                       Additional restaurant closure related charge of $1.2 million ($0.04 per share) to be recorded in Q4, also as previously announced

•                       Q3 results include a $2.1 million increase in existing claims loss reserves, or $0.07 per share, for the franchise insurance program ($4.5 million increase, or $0.16 per share, for the first nine months of 2003)

•                       Domestic systemwide comparable sales for October increased 4.5%

•                       Adoption of FIN 46 delayed until end of Q4 based on recent FASB guidance

Louisville, Kentucky (October 28, 2003) – Papa John’s International, Inc. (Nasdaq: PZZA) today announced revenues of $219.6 million for the third quarter of 2003, representing a decrease of 3.6% from revenues of $227.9 million for the same period in 2002.  Net income for the third quarter of 2003 was $3.5 million and diluted earnings per share was $0.19 (including a $413,000, or $0.02 per share, cumulative effect adjustment charge discussed below), compared to net income of $10.5 million, or $0.53 per share, for the comparable period in 2002.  The 2003 net income was reduced $2.6 million, or $0.15 per share, as a result of a $4.2 million pre-tax charge related to the closure of 23 company-owned restaurants and impairment of an additional 25 company-owned restaurants, as compared to a $200,000 pre-tax impairment charge in the same period of the prior year.

The company adopted Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150) during the third quarter of 2003.  SFAS 150 requires parent companies, among other things, to record minority interest liabilities at estimated settlement value if the majority-owned subsidiary has equity instruments that are redeemable at a fixed date and is certain to occur.  The company has a majority interest in one subsidiary, which owns and operates 23 Papa John’s restaurants, that meets these provisions.  During the third quarter of 2003, the company recorded an after-tax cumulative effect adjustment of $413,000 ($660,000 pre-tax), or $0.02 per share, related to the adoption of SFAS 150.  SFAS 150 is not expected to have a significant impact on future reported earnings of the company.

Revenues were $678.3 million for the nine months ended September 28, 2003, a decrease of 4.5% from 2002 revenues of $710.1 million. Net income for the nine months ended September 28, 2003 was $25.3 million, including the previously mentioned cumulative effect adjustment charge related to the adoption of SFAS 150 and a $4.7 million pre-tax charge related to restaurant closure or impairment, compared to net income of $35.7 million in 2002, including a $1.0 million pre-tax charge related to restaurant closure, impairment or dispositions.  Diluted earnings per share decreased to $1.40 for the nine-month period in 2003 from $1.72 for the comparable period in 2002.

As previously announced, domestic systemwide comparable sales for the third quarter decreased 4.8% (consisting of a 4.1% decrease at company-owned restaurants and a 5.0% decrease at franchise restaurants). For the nine months ended September 28, 2003, domestic systemwide comparable sales decreased 4.8% (consisting of a 4.7% decrease at company-owned restaurants and a 4.9% decrease at franchise restaurants).  The company believes its sales results for the three- and nine-month periods continued to be impacted by weakness in the delivery and carry-out pizza segment and competitive pricing and promotional activity within the segment.

A total of 20 restaurants were opened (one company-owned and 18 franchised Papa John’s restaurants and one franchised Perfect Pizza restaurant) and 16 restaurants were closed (13 franchised Papa John’s restaurants and three franchised Perfect Pizza restaurants) during the quarter.  As of September 28, 2003, there were 2,803 Papa John’s restaurants (591 company-owned and 2,212 franchised) operating in 49 states and 12 international markets. Papa John’s also has 139 franchised Perfect Pizza restaurants in the United Kingdom.

Third Quarter Operating Results

During the third quarter of 2003, domestic corporate restaurant sales were $98.9 million compared to $102.6 million for the same period in 2002. This 3.7% decrease is primarily due to a 4.1% decrease in comparable sales for the 2003 quarter.  Domestic franchise sales decreased 3.8% to $307.2 million from $319.2 million for the same period in 2002, primarily resulting from a 5.0% decrease in comparable sales for the 2003 quarter, partially offset by an increase in the number of equivalent franchise units.

The third quarter comparable sales base for domestic corporate restaurants consisted of 566 units, or 97.4% of total equivalent units, and the domestic franchise base consisted of 1,915 units or 96.1% of total equivalent units.  Average weekly sales for restaurants included in the corporate comparable base were $13,113, while other corporate units averaged $12,072 for an overall average of $13,086.  Average weekly sales for the restaurants included in the franchise comparable base were $11,935, while other franchise units averaged $9,954 for an overall average of $11,858.

Domestic franchise royalties were $11.9 million in the third quarter of 2003, a 5.2% decrease from $12.6 million for the comparable period in 2002, primarily due to the previously mentioned decline in franchised sales.  Domestic franchise and development fees were $402,000 in the quarter, including approximately $152,000 recognized upon development cancellation or franchise renewal and transfer, compared to $371,000 for the same period in 2002, as there were 13 domestic franchise restaurant openings in 2003 compared to 18 in 2002.

The restaurant operating margin at domestic company-owned units was 14.9% in the third quarter of 2003 compared to 20.2% for the same period in 2002, consisting of the following differences as a percent of company-owned restaurant sales:

•                       Cost of sales was 0.2% lower in 2003 primarily due to lower cheese and other commodity costs, substantially offset by the previously announced portion increases for several core pizza products implemented during the second quarter of 2003.

•                       Salaries and benefits were 3.7% higher in 2003 reflecting the impact of the across-the-board increase in base pay for General Managers and Assistant Managers implemented during the third quarter of 2002, the loss of leverage on fixed salaries due to the decrease in sales and increased health insurance costs.  Additionally, in connection with the field management realignment announced in January, we have increased restaurant staffing levels.

•                       Advertising and related costs were 1.0% higher in 2003 primarily due to increases in national spending and lower than anticipated sales.

•                       Occpancy costs were 0.7% higher in 2003 due primarily to increased general insurance and utility costs combined with lower sales.

•                       Other operating expenses were relatively consistent as a percentage of sales.

Domestic commissary and other sales decreased to $100.8 million for the third quarter of 2003 from $104.3 million for the comparable period in 2002, primarily as a result of lower commissary sales due to reduced volumes and lower cheese and other commodity costs, and lower equipment sales in 2003 as a result of outsourcing this function in late 2002, partially offset by an increase in print services sales and an increase in revenues from insurance-related services provided to our franchisees.

Domestic commissary and other margin was 7.3% in the third quarter of 2003 compared to 9.7% for the same period in 2002.  Cost of sales was 70.0% of revenues in 2003 compared to 71.1% in 2002 primarily due to lower food costs incurred by the commissaries (principally cheese, which has a fixed dollar as opposed to a fixed percentage mark-up), a decrease in lower margin equipment sales and an increase in the sales of insurance-related services to franchisees.  Salaries and benefits were 0.2% higher as a percentage of sales for 2003 as compared to 2002 due to the loss of leverage on lower sales.  Other operating expenses increased to 15.4% in 2003 from 12.1% in 2002, primarily as a result of a $2.1 million increase in claims loss reserves in the third quarter of 2003 related to the franchise insurance program and lower sales by commissaries (certain operating costs are fixed in nature).

International revenues, which include the Papa John’s United Kingdom operations, were $7.6 million compared to $8.0 million for the same period in 2002, as lower company-owned restaurant and commissary sales and development fees were partially offset by a favorable exchange rate impact of $314,000. International operating margin decreased to 13.2% in 2003 from 15.6% in 2002 primarily due to lower margins and increased distribution costs associated with the U.K. commissary operation.

General and administrative expenses were $16.4 million or 7.5% of revenues in the third quarter of 2003 compared to $18.0 million or 7.9% of revenues in the same period in 2002.  The primary components of the $1.6 million decrease are the previously mentioned restaurant field management realignment, which eliminated a layer of management previously included in G&A, and a reduction in corporate and restaurant field management bonuses.  These reductions more than offset the incremental costs incurred in 2003 related to the 2002 implementation of certain restaurant quality initiatives, intended to better evaluate and monitor the quality and consistency of the customer experience.

A provision for uncollectible notes receivable of $229,000 was recorded in the third quarter of 2003 as compared to $759,000 for the same period in 2002.  The provision was based on our evaluation of our franchise loan portfolio and primarily relates to specific loans for which certain scheduled payments have been deferred as part of an overall workout arrangement.  At September 28, 2003, approximately $11.4 million in notes receivable was outstanding from franchisees and affiliates, net of a $5.4 million reserve for uncollectible amounts, reflecting net payments of approximately $2.2 million received during 2003.

Other general expenses were $426,000 in the third quarter of 2003 compared to $1.1 million for the comparable period in 2002.  The 2003 amount includes $14,000 of pre-opening costs, $27,000 of relocation costs and $350,000 of disposition-related costs of other assets. The 2002 amount includes $79,000 of pre-opening costs, $125,000 of relocation costs, $358,000 of disposition-related costs of other assets and $400,000 of costs we agreed to bear in connection with a refurbishment plan concerning our heated delivery bag systems.

Depreciation and amortization was $7.7 million (3.5% of revenues) in the third quarter of 2003 compared to $8.0 million (3.5% of revenues) for the third quarter of 2002.

As previously announced on October 7, 2003, the company has identified 23 underperforming restaurants for closure.  The company recorded a pre-tax closure charge of $2.1 million in the third quarter and expects to record an additional $1.2 million in the fourth quarter, related to future net lease obligations, as the restaurants are closed.  Additionally, during the third quarter, the company identified 25 underperforming restaurants that were subject to impairment charges in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and recorded a pre-tax impairment charge of $2.1 million associated with these restaurants.  A majority of the underperforming restaurants identified for impairment or closure are located in three of the twenty-one markets with company-owned units.  The total charge recorded for restaurant closure and impairment is $4.2 million in the third quarter of 2003 compared to $200,000 in the third quarter of 2002.

Net interest expense was $1.5 million in the third quarter of 2003 as compared to $1.6 million in 2002, as the lower outstanding debt balance and lower effective interest rate on debt were substantially offset by lower interest income from investments and franchise notes receivable in 2003.  The company’s effective income tax rate was 37.5% in both 2003 and 2002.

On October 7, 2003, the company announced its planned adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (FIN 46) effective at the beginning of the third quarter of 2003.  Subsequent to October 7, 2003, the FASB issued guidance deferring the required implementation of FIN 46 until the last day of the company’s 2003 fiscal year (December 28, 2003).  Accordingly, the company will adopt the provisions of FIN 46 at the end of 2003, resulting in the recording of a cumulative effect adjustment that is expected to approximate the previously announced $5.4 million ($3.4 million after tax, or $0.19 per share), representing the sum of the projected shareholders’ deficits, as defined, of all consolidated variable interest entities at the end of the year.  This estimated pre-tax cumulative effect adjustment could change as a result of any supplemental FIN 46 guidance that might be issued by the FASB prior to the release of the company’s Q4 results, or any significant transactions undertaken prior to the end of the year by the variable interest entities of which we are deemed to be primary beneficiary.

Nine Month Operating Results

For the nine months ended September 28, 2003, domestic corporate restaurant sales were $308.5 million compared to $323.4 million for the same period in 2002. This 4.6% decrease is primarily due to a 4.7% decrease in comparable sales for the first nine months of 2003.  Domestic franchise sales decreased 3.4% in 2003 to $961.4 million primarily resulting from a 4.9% decrease in comparable sales for the 2003 period partially offset by an increase in the number of equivalent franchise restaurants and an increase in average sales volumes for franchise units not included in the comparable sales unit base.

The comparable sales base for domestic corporate restaurants for the nine months ended September 28, 2003 consisted of 564 units, or 97.5% of total equivalent units, and the domestic franchise base consisted of 1,906 units or 95.9% of total equivalent units.  Average weekly sales for restaurants included in the corporate comparable base were $13,732, while other corporate units averaged $11,204 for an overall average of $13,668.  Average weekly sales for the restaurants included in the franchise comparable base were $12,473, while other franchise units averaged $10,716 for an overall average of $12,400.

Domestic franchise royalties decreased 4.5% to $36.9 million for the nine months ended September 28, 2003 primarily due to the decrease in franchise sales noted above.  Domestic franchise and development fees, including amounts recognized upon development cancellation or franchise renewal and transfer, were $941,000 for the nine months ended September 28, 2003 compared to $1.3 million for the same period in 2002 as there were 38 domestic franchise unit openings in 2003 as compared to 57 in 2002.

Restaurant operating margin at domestic company-owned units was 16.8% for the nine months ended September 28, 2003 compared to 21.3% for the same period in 2002, primarily for the same reasons as those noted for the third quarter margin decline.

Domestic commissary and other sales decreased 4.5% to $308.5 million for the nine months ended September 28, 2003 from $322.9 million for the same period in 2002, primarily for the same reasons as those noted for the third quarter sales decline.

Domestic commissary and other margin was 8.8% for the nine months ended September 28, 2003 compared to 9.9% for the same period in 2002, primarily for the same reasons as those noted for the third quarter margin decline.  The increase in claims loss reserves related to the franchise insurance program, which is included in other operating expenses, for the nine months ended September 28, 2003 amounted to $4.5 million.

International revenues, which include the Papa John’s U.K. operations, decreased 1.1% to $23.5 million for the nine months ended September 28, 2003 compared to $23.7 million for the same period in 2002, as lower company-owned restaurant and commissary sales and development fees were offset by a favorable exchange rate impact of $1.8 million.  International operating margin for the nine months ended September 28, 2003 decreased to 14.2% from 15.6% for the same period in 2002 primarily due to lower margins and increased distribution costs associated with the U.K. commissary operation.

General and administrative expenses were $49.5 million or 7.3% of revenues for the nine months ended September 28, 2003 as compared to $55.3 million or 7.8% of revenues in the same period in 2002.  The primary components of the $5.8 million decrease are the previously mentioned restaurant field management realignment, which eliminated a layer of management previously included in G&A, and a reduction in corporate and restaurant field management bonuses.  These reductions more than offset the incremental costs incurred in 2003 related to the 2002 implementation of certain restaurant quality initiatives, intended to better evaluate and monitor the quality and consistency of the customer experience.

A provision for uncollectible notes receivable of $1.0 million was recorded for the nine months ended September 28, 2003, based on our evaluation of our franchise loan portfolio, and primarily relates to specific loans for which certain scheduled payments have been deferred as part of an overall workout arrangement.  The provision for uncollectible notes receivable was $2.2 million for the same period in 2002.

Other general expenses (income) reflected net income of $345,000 for the nine months ended September 28, 2003, as compared to net expense of $3.8 million for the same period in 2002.  The 2003 amount includes $124,000 of pre-opening costs, $269,000 of relocation costs and $799,000 of disposition-related costs of other assets, offset by $2 million of income derived from the settlement of a legal matter during the second quarter of 2003.  The 2002 amount includes pre-opening costs of $153,000, relocation costs of $523,000 and $1.8 million of disposition-related costs of other assets. The 2002 amount also includes $900,000 of costs we agreed to bear in connection with a refurbishment plan concerning our heated delivery bag systems.

Depreciation and amortization was $23.5 million (3.5% of revenues) for the nine months ended September 28, 2003 as compared to $23.9 million (3.4% of revenues) for the same period in 2002.

Net interest expense was $4.6 million for the nine months ended September 28, 2003 as compared to $4.8 million for the same period in 2002 as the lower outstanding debt balance and lower effective interest rate on debt were partially offset by lower interest income from investments and franchise notes receivable in 2003.  The company’s effective income tax rate was 37.5% for both 2003 and 2002.

Cheese Costs

The cost of cheese has historically represented 35% to 40% of restaurant cost of sales.  In January 2000, Papa John’s Franchise Advisory Council initiated a program that allows the cost of cheese to Papa John’s restaurants to be established on a quarterly basis.  Accordingly, the company’s cheese costs do not mirror the actual block market price for cheese on a short-term basis; however, over time, the company’s cheese costs will substantially equal the average block market price.  The quarterly equivalent per pound block market price paid or to be paid by the company for 2002 and 2003 are as follows:

	2003	2002	Increase/(Decrease)

Quarter 1	$1.159	$1.403	(17.4)%

Quarter 2	$1.122	$1.323	(15.2)%

Quarter 3	$1.242	$1.450	(14.3)%

Quarter 4	$1.217	$1.290	(5.7)%

Full Year	$1.185	$1.367	(13.3)%

Restaurant Initiatives

The company has announced several restaurant initiatives throughout 2002 and 2003, including certain systemwide quality initiatives, increases in General Manager and Assistant Manager base pay and incentive pay potential, increased restaurant staffing levels, a realignment of the field management structure for company-owned restaurants and a systemwide initiative to increase portions for several core pizza products.  The net annualized cost of these initiatives to the company and its owned restaurants approximates $10 million.

Thus far during 2003, we have seen improved operational trends as a result of these initiatives, including reduced turnover at the General Manager and Assistant Manager positions, and improved product quality and consistency.  However, through the end of Q3, the improvements had not yet translated to increased sales as the overall restaurant industry, the pizza category and the economy continue to produce a very challenging environment.  According to industry sources, customer traffic count has been relatively flat or declined in the QSR pizza segment for the latest reported seven consecutive quarters with data for the most recent June-July-August quarter indicating a 2.8% decline in transactions for the segment.  Given the current industry and overall economic environment, management cannot predict when operational improvements resulting from these initiatives, or otherwise, may result in consistently improving sales trends, although October results as presented below are encouraging.

Franchise Insurance Program

The company established a captive insurance company and began the insurance program with franchisees in October 2000.  The $2.4 million increase in claims loss reserves recorded in the second quarter of 2003 reflects the results of an actuarial valuation performed during the second quarter based upon updated claims loss history.  In response to this actuarially projected increase in required reserve levels, the company engaged an additional independent actuary to review and evaluate work previously performed. As a result of increasing loss trends and the refinement of expected loss development factors, the additional actuarial review performed during the third quarter indicated a further $2.1 million increase in claims loss reserves was necessary.

As a result of these claims loss reserve increases, the captive insurance company has a deficit of approximately $4.5 million as of September 28, 2003.  Accordingly, premium rates have been increased substantially in an effort to sufficiently fund expected claims losses and, eventually, recoup the $4.5 million deficit.  However, the captive’s relatively immature claims history limits the predictive value of actuarial valuations with respect to ultimate claims costs.  Accordingly, the captive program could continue to incur significant fluctuations in income or loss from reporting period to reporting period until such time as the claims history is more mature and predictable.  The company will continue to attempt to identify opportunities to reduce this volatility to the extent possible and will continue to evaluate this program for the benefit of franchisees.

Share Repurchase Activity

The company did not repurchase any of its stock during the third quarter or in October 2003.  The company used its free cash flow during the third quarter to reduce its outstanding debt $15.0 million from the June 29, 2003 balance.  The company’s debt at September 28, 2003 totals $90.3 million.  The company’s Board of Directors has authorized the repurchase of up to $375 million of common stock through December 28, 2003.  Through September 28, 2003 an aggregate of $349.8 million had been repurchased (representing 13.5 million shares, or approximately 44.3% of shares outstanding at the time the repurchase program was initiated, at an average price of $25.89 per share). Approximately 17.9 million shares were outstanding as of September 28, 2003 (approximately 18.0 million shares on a fully-diluted basis).  The company’s decision to continue share repurchase activities under the remaining Board authorization will be based upon an evaluation of future cash flows, alternative uses of cash flow, debt levels, the overall economic environment, pizza market segment trends, specific Papa John’s operational trends and other factors.

The company’s 2002 and 2003 share repurchase activity increased earnings per share by approximately $0.11 for the nine months ended September 28, 2003 (no significant impact on the third quarter 2003 earnings per share).

October 2003 Comparable Sales Results

The company announced October domestic systemwide comparable sales increased approximately 4.5% (6.2% increase at company-owned restaurants and 4.0% increase at franchised restaurants).  The October 2003 period included the introduction of Barbeque Chicken & Bacon pizza and a Hawaiian Barbeque Chicken pizza supported by national television; whereas the prior year period included various local market option promotions, which were not supported by national television.

Year-to-date domestic systemwide comparable sales through October decreased approximately 4.0% (3.8% decrease at company-owned restaurants and 4.1% decrease at franchised restaurants).

2003 Guidance

As disclosed in our October 7, 2003 announcement, the company reduced its previous earnings guidance range ($2.20 to $2.26 per share) as a result of the continued negative domestic comparable sales trends.  The earnings impact of these reduced operational results is expected to approximate $0.15 to $0.17 per share.  Additionally, the impact of closing 23 company-owned restaurants and the impairment of 25 company-owned restaurants as previously noted will reduce 2003 pre-tax earnings approximately $5.4 million, or $0.19 per share.  The earnings per share are now expected to be in the $1.84 to $1.90 range, excluding the impact of the adoption of FIN 46 and SFAS 150.

As previously mentioned, the adoption of FIN 46 at the end of 2003 will result in the company recording a one-time cumulative effect pre-tax charge of approximately $5.4 million ($3.4 million after tax, or $0.19 per share), subject to any supplemental FIN 46 guidance that might be issued by the FASB prior to the release of the company’s Q4 results or significant transactions undertaken prior to the end of the year by the variable interest entities of which we are deemed to be primary beneficiary.  The adoption of SFAS 150 during the third quarter reduced 2003 earnings $413,000 after-tax, or $0.02 per share, through a cumulative effect adjustment.  The company’s earnings per share for the full year 2003, including the above-noted cumulative effect adjustments related to FIN 46 and SFAS 150, is expected to be in the range of $1.63 to $1.69.

2004 Guidance

The company is continuing to review its plans for 2004, including projected net unit growth and initiatives to improve company-owned and franchised restaurant sales and operating margins.  Guidance with respect to these plans will be issued subsequent to review and approval by the Board of Directors, currently expected to occur prior to year-end.

*   *   *   *

As of October 26, 2003, Papa John’s had 2,796 restaurants (578 company-owned and 2,218 franchised) operating in 49 states and 14 international markets.  Papa John’s also operates an additional 137 franchised Perfect Pizza restaurants in the United Kingdom.  For more information about the company, please visit www.papajohns.com.

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; and economic and political and health conditions in the countries in which the company or its franchisees operate.  These factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated.  Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Summary Financial Data

Papa John’s International, Inc.

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	Sept. 28, 2003	Sept. 29, 2002	Sept. 28, 2003	Sept. 29, 2002

Revenues	$219,589	$227,853	$678,340	$710,101

Net income	$3,475	$10,463	$25,314	$35,721

Diluted earnings per share	$0.19	$0.53	$1.40	$1.72

Diluted weighted-average shares outstanding	18,035	19,885	18,019	20,805

EBITDA (1)	$15,430	$26,330	$69,240	$85,843

(1)                                  EBITDA represents operating performance before depreciation, amortization, net interest, income taxes and the cumulative effect of adopting SFAS 150.  The closing and impairment of restaurants reduced EBITDA approximately $4.2 million for the third quarter of 2003 and $4.7 million for the first nine months of 2003 as compared to a reduction of $200,000 for the third quarter of 2002 and $1.0 million for the first nine months of 2002. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Restaurant sales	$98,877	$102,638	$308,491	$323,435
Franchise royalties	11,922	12,579	36,919	38,649
Franchise and development fees	402	371	941	1,323
Commissary sales	88,896	91,869	272,812	286,782
Other sales	11,931	12,402	35,695	36,165
International:
Royalties and franchise and development fees	1,434	1,567	4,532	4,472
Restaurant and commissary sales	6,127	6,427	18,950	19,275
Total revenues	219,589	227,853	678,340	710,101

Costs and expenses:
Domestic:
Restaurant expenses:
Cost of sales	21,930	22,962	67,993	74,019
Salaries and benefits	33,024	30,457	100,601	93,752
Advertising and related costs	9,088	8,430	28,261	26,659
Occupancy costs	6,631	6,133	19,225	17,695
Other operating expenses	13,450	13,961	40,651	42,392
	84,123	81,943	256,731	254,517

Commissary and other expenses:
Cost of sales	70,558	74,124	215,258	231,412
Salaries and benefits	7,339	7,391	21,741	22,390
Other operating expenses	15,525	12,595	44,240	37,309
	93,422	94,110	281,239	291,111

International operating expenses	5,321	5,426	16,264	16,271

General and administrative expenses	16,427	18,023	49,488	55,345
Provision for uncollectible notes receivable	229	759	1,030	2,228
Restaurant closure, impairment and dispositions	4,211	200	4,693	1,028
Other general expenses (income)	426	1,062	(345)	3,758
Depreciation and amortization	7,741	7,986	23,458	23,870
Total costs and expenses	211,900	209,509	632,558	648,128

Operating income	7,689	18,344	45,782	61,973
Investment income	117	332	533	874
Interest expense	(1,585)	(1,935)	(5,152)	(5,693)
Income before income taxes and cumulative effect of a change in accounting principle	6,221	16,741	41,163	57,154
Income tax expense	2,333	6,278	15,436	21,433
Income before cumulative effect of a change in accounting principle	3,888	10,463	25,727	35,721
Cumulative effect of accounting change, net of tax	(413)	—	(413)	—
Net income	$3,475	$10,463	$25,314	$35,721

Basic earnings per common share:
Income before cumulative effect of a change in accounting principle	$0.21	$0.53	$1.43	$1.74
Cumulative effect of accounting change, net of tax	(0.02)	—	(0.02)	—
Basic earnings per common share	$0.19	$0.53	$1.41	$1.74

Earnings per common share - assuming dilution:
Income before cumulative effect of a change in accounting principle	$0.21	$0.53	$1.42	$1.72
Cumulative effect of accounting change, net of tax	(0.02)	—	(0.02)	—
Earnings per common share - assuming dilution	$0.19	$0.53	$1.40	$1.72

Basic weighted-average shares outstanding	17,931	19,643	17,918	20,553
Diluted weighted-average shares outstanding	18,035	19,885	18,019	20,805

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	September 28, 2003	December 29, 2002
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$8,156	$9,499
Accounts receivable	18,273	16,763
Inventories	15,527	16,341
Prepaid expenses and other current assets	10,166	10,955
Deferred income taxes	4,075	3,875
Total current assets	56,197	57,433

Investments	8,497	7,742
Net property and equipment	208,190	223,599
Notes receivable from franchisees and affiliates	11,389	14,122
Goodwill	48,852	48,756
Other assets	14,794	13,817
Total assets	$347,919	$365,469

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,981	$23,579
Income and other taxes	17,310	16,230
Accrued expenses	39,728	34,658
Current portion of debt	250	235
Total current liabilities	77,269	74,702

Unearned franchise and development fees	5,413	3,915
Long-term debt, net of current portion	90,000	139,850
Deferred income taxes	1,231	2,445
Other long-term liabilities	28,280	22,610
Total liabilities	202,193	243,522

Total stockholders’ equity	145,726	121,947
Total liabilities and stockholders’ equity	$347,919	$365,469

Note:      The balance sheet at December 29, 2002 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Restaurant Progression

Papa John’s International, Inc.

	Third Quarter Ended September 28, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	585	5	2,004	203	2,797
Opened	1	—	13	5	19
Converted	—	—	—	—	—
Closed	—	—	(9)	(4)	(13)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	586	5	2,008	204	2,803

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	141	141
Opened	—	—	—	1	1
Converted	—	—	—	—	—
Closed	—	—	—	(3)	(3)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	139	139

	Third Quarter Ended September 29, 2002
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	587	9	2,001	166	2,763
Opened	4	—	18	5	27
Converted	—	—	—	12	12
Closed	(2)	—	(15)	(3)	(20)
Acquired	—	—	—	2	2
Sold	—	(2)	—	—	(2)
End of Period	589	7	2,004	182	2,782

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	2	—	169	171
Opened	—	—	—	—	—
Converted	—	—	—	(12)	(12)
Closed	—	—	—	(2)	(2)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	2	—	155	157

	Nine Months Ended September 28, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	585	9	2,000	198	2,792
Opened	6	—	38	22	66
Converted	—	—	—	—	—
Closed	(5)	(1)	(30)	(19)	(55)
Acquired	—	1	—	4	5
Sold	—	(4)	—	(1)	(5)
End of Period	586	5	2,008	204	2,803

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	144	144
Opened	—	—	—	2	2
Converted	—	—	—	—	—
Closed	—	—	—	(7)	(7)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	139	139

	Nine Months Ended September 29, 2002
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	601	10	1,988	130	2,729
Opened	9	—	57	22	88
Converted	—	1	—	31	32
Closed	(15)	—	(47)	(5)	(67)
Acquired	3	—	9	4	16
Sold	(9)	(4)	(3)	—	(16)
End of Period	589	7	2,004	182	2,782

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	3	—	190	193
Opened	—	—	—	2	2
Converted	—	(1)	—	(31)	(32)
Closed	—	—	—	(6)	(6)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	2	—	155	157